Exhibit 99.1

FOR IMMEDIATE RELEASE

Incyte Reports 2019 Fourth Quarter and Year-End Financial Results and Provides 2020 Financial Guidance and Updates on Key Clinical Programs

-	Total product and royalty revenues of $579 million (+24%) in 4Q 2019 and $2.1 billion (+22%) for the full year 2019; Jakafi® (ruxolitinib) revenues of $466 million (+23%) in 4Q 2019 and $1.7 billion (+21%) for the full year 2019

-	Full year 2020 Jakafi net product revenue guidance $1.88-$1.95 billion

-	Successful outcome of TRuE-AD2 Phase 3 trial of ruxolitinib cream in patients with mild-to-moderate atopic dermatitis; TRuE-AD1 results expected in the first quarter of 2020

Conference Call and Webcast Scheduled Today at 8:00 a.m. EST

WILMINGTON, Del. – February 13, 2020 – Incyte (Nasdaq:INCY) today reports 2019 fourth quarter and year-end financial results, announces 2020 guidance and provides a status update on the Company’s development portfolio.

“Revenue growth continues to be very strong, driven by robust demand across all three indications for Jakafi,” stated Hervé Hoppenot, Chief Executive Officer, Incyte. “As we enter 2020, we have multiple opportunities for additional growth. We recently announced successful initial results from the Phase 3 TRuE-AD program, which we plan to include as part of the NDA in the fourth quarter of 2020 seeking approval of ruxolitinib cream for the treatment of patients with mild-to-moderate atopic dermatitis. We also look forward to the FDA decisions on the potential approvals of pemigatinib and capmatinib later this year. The recent progress made within both oncology and dermatology, as well as the recently announced MorphoSys collaboration for tafasitamab, positions Incyte very well as we deliver on our objectives for diversification and growth.”

Portfolio Update

LIMBER – key highlights

The LIMBER program, a key development priority designed to maintain our Leadership In MPNs BEyond Ruxolitinib, is evaluating multiple monotherapy and combination strategies to deliver improved therapies for patients with myeloproliferative neoplasms (MPNs). The program has three key areas of focus: new formulations of ruxolitinib; JAK inhibitor-based combinations; and new targets beyond JAK inhibition.

A once-a-day formulation of ruxolitinib is being developed and is currently being evaluated in clinical pharmacology studies. Following positive proof-of-concept data of ruxolitinib plus parsaclisib in myelofibrosis (MF) patients with a suboptimal response to ruxolitinib monotherapy, a randomized pivotal trial is being prepared in this setting. Additional JAK-based combinations are either ongoing or in preparation.

Indication and status
Once-a-day ruxolitinib (JAK1/JAK2)	Myelofibrosis and polycythemia vera: clinical pharmacology studies
Ruxolitinib + parsaclisib (JAK1/JAK2 + PI3Kδ)	Refractory myelofibrosis: Phase 3 in preparation
Ruxolitinib + INCB53914 (JAK1/JAK2 + PIM)	Refractory myelofibrosis: Phase 2
Ruxolitinib + INCB57643 (JAK1/JAK2 + BET)	Refractory myelofibrosis: Phase 2 in preparation
Ruxolitinib + INCB00928 (JAK1/JAK2 + ALK2)	Myelofibrosis: Phase 2 in preparation

Recruitment has been discontinued in the RESET trial evaluating ruxolitinib as a potential treatment for patients with essential thrombocythemia.

Oncology beyond MPNs – key highlights

Data from the randomized Phase 3 REACH2 trial of ruxolitinib versus best available therapy (BAT) in patients with steroid-refractory acute graft-versus-host disease (GVHD) have been accepted for presentation within the Presidential Symposium of the 46th annual meeting of the European Society for Blood and Marrow Transplantation (EBMT, March 22-25). As previously announced, the trial, which was conducted in collaboration with Novartis, met its primary endpoint of improving overall response rate (ORR) at Day 28 with ruxolitinib treatment compared to BAT.

REACH3, the Phase 3 trial of ruxolitinib in patients with steroid-refractory chronic GVHD being run in collaboration with Novartis, is ongoing and results are expected in the second half of 2020. If successful, and if approved, steroid-refractory chronic GVHD would be the fourth Jakafi indication available to patients in the US.

In January, it was announced that GRAVITAS-301, the Phase 3 trial of itacitinib as a treatment for patients with newly diagnosed acute GVHD, did not meet the primary endpoint.

Clinical development of itacitinib also includes GRAVITAS-309, a Phase 3 trial of itacitinib as a treatment for patients with newly diagnosed chronic GVHD.

In November, the FDA accepted the New Drug Application (NDA) for pemigatinib in second-line cholangiocarcinoma for Priority Review. The Prescription Drug User Fee Act (PDUFA) target action date is May 30, 2020. In early January, Incyte announced that the Marketing Authorization Application (MAA) seeking approval in Europe for pemigatinib as a second-line treatment for cholangiocarcinoma patients with FGFR2 fusions or rearrangements was validated by the EMA.

The CITADEL program is evaluating parsaclisib as a monotherapy across three types of non-Hodgkin lymphoma: follicular lymphoma; marginal zone lymphoma; and mantle cell lymphoma.

Clinical development of INCMGA0012 includes ongoing evaluation as a monotherapy in niche cancer opportunities as well as a planned program for the first-line treatment of patients with non-small cell lung cancer (NSCLC).

Incyte recently announced a global collaboration with MorphoSys for the development and commercialization of tafasitamab, an anti-CD19 monoclonal antibody. Pending clearance by antitrust authorities, the collaboration agreement is expected to become effective in the first half of 2020.

Indication and status
Ruxolitinib (JAK1/JAK2)	Steroid-refractory chronic GVHD: Phase 3 (REACH3)[1]
Itacitinib (JAK1)	Treatment-naïve chronic GVHD: Phase 3 (GRAVITAS-309)
Pemigatinib (FGFR1/2/3)	Cholangiocarcinoma: Phase 3 (FIGHT-302); NDA and MAA under review Bladder cancer: Phase 2 (FIGHT-201, FIGHT-205) 8p11 MPN: Phase 2 (FIGHT-203) Tumor agnostic: Phase 2 (FIGHT-207)
Parsaclisib (PI3Kδ)	Follicular lymphoma: Phase 2 (CITADEL-203) Marginal zone lymphoma: Phase 2 (CITADEL-204) Mantle cell lymphoma: Phase 2 (CITADEL-205)
INCMGA0012 (PD-1)[2]	MSI-high endometrial cancer: Phase 2 (POD1UM-101) Merkel cell carcinoma: Phase 2 (POD1UM-201) Anal cancer: Phase 2 (POD1UM-202) NSCLC: Phase 3 (POD1UM-301, POD1UM-304) in preparation

1)	Clinical development of ruxolitinib in GVHD conducted in collaboration with Novartis
2)	INCMGA0012 licensed from MacroGenics

Inflammation and Autoimmunity (IAI) – key highlights

TRuE-AD2, the first of two Phase 3 trials in the TRuE-AD development program of ruxolitinib cream in patients with mild-to-moderate atopic dermatitis, met its primary endpoint. The overall efficacy and safety profile observed in TRuE-AD2 was consistent with previous data, and no new safety signals were observed.

The results of TRuE-AD1, the second of two Phase 3 trials required for regulatory submission, are anticipated to be available in the first quarter of 2020. The NDA submission, seeking approval of ruxolitinib cream in atopic dermatitis, is expected in the fourth quarter of 2020 following long-term safety and efficacy data from both pivotal trials.

The two Phase 3 trials in the TRuE-V pivotal program evaluating ruxolitinib cream in patients with vitiligo are recruiting well and results are expected in 2021.

Phase 2 trials of INCB54707 in hidradenitis suppurativa and parsaclisib in autoimmune hemolytic anemia are progressing as planned.

The clinical program of INCB00928, Incyte’s ALK2 inhibitor, is in preparation in patients with fibrodysplasia ossificans progressiva, a disorder in which muscle tissue and connective tissue such as tendons and ligaments are gradually replaced by bone.

The Phase 2 trial of low-dose itacitinib in patients with ulcerative colitis has been discontinued, and initial data from the clinical evaluation of parsaclisib in patients with Sjögren’s syndrome did not warrant continuation of the trial.

Indication and status
Ruxolitinib cream (JAK1/JAK2)	Atopic dermatitis: Phase 3 (TRuE-AD1 ongoing, TRuE-AD2 primary endpoint met) Vitiligo: Phase 3 (TRuE-V1, TRuE-V2)
INCB54707 (JAK1)	Hidradenitis suppurativa: Phase 2
Parsaclisib (PI3Kδ)	Autoimmune hemolytic anemia: Phase 2
INCB00928 (ALK2)	Fibrodysplasia ossificans progressiva: Phase 2 in preparation

Discovery and early development – key highlights

Incyte’s portfolio of earlier-stage clinical candidates is summarized below.

Modality	Candidates
Small molecules	INCB01158 (ARG)[1], INCB81776 (AXL/MER), INCB62079 (FGFR4), epacadostat (IDO1), INCB59872 (LSD1), INCB86550 (PD-L1)
Monoclonal antibodies[2]	INCAGN1876 (GITR), INCAGN2385 (LAG-3), INCAGN1949 (OX40), INCAGN2390 (TIM-3)
Bispecific antibodies	MCLA-145 (PD-L1xCD137)[3]

1)	INCB01158 development in collaboration with Calithera
2)	Discovery collaboration with Agenus
3)	MCLA-145 development in collaboration with Merus

Partnered – key highlights

In January, Incyte and Lilly announced initial results of BREEZE-AD4 and BREEZE-AD5, the final two trials in the pivotal program evaluating baricitinib in patients with moderate-to-severe atopic dermatitis. Lilly recently submitted baricitinib for regulatory review in Europe as a treatment for patients with moderate-to-severe atopic dermatitis, and has announced plans to submit for approval in the U.S. and Japan in 2020.

In February, Incyte and Novartis announced that the NDA for capmatinib was accepted for Priority Review by the FDA, seeking approval in patients with NSCLC and MET exon 14 skipping mutations.

Indication and status
Baricitinib (JAK1/JAK2)[1]	Atopic dermatitis: Phase 3 (BREEZE-AD) Systemic lupus erythematosus: Phase 3 Severe alopecia areata: Phase 3
Capmatinib (MET)[2]	NSCLC (with MET exon 14 skipping mutations): NDA submitted (by Novartis)

1)	Worldwide rights to baricitinib licensed to Lilly: approved as Olumiant in multiple territories globally for certain patients with moderate-to-severe rheumatoid arthritis
2)	Worldwide rights to capmatinib licensed to Novartis

2019 Fourth Quarter and Year-End Financial Results

The financial measures presented in this press release for the quarter and year ended December 31, 2019 and 2018 have been prepared by the Company in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), unless otherwise identified as a Non-GAAP financial measure. Management believes that Non-GAAP information is useful for investors, when considered in conjunction with Incyte’s GAAP disclosures. Management uses such information internally and externally for establishing budgets, operating goals and financial planning purposes. These metrics are also used to manage the Company’s business and monitor performance. The Company adjusts, where appropriate, for expenses in order to reflect the Company’s core operations. The Company believes these adjustments are useful to investors by providing an enhanced understanding of the financial performance of the Company’s core operations. The metrics have been adopted to align the Company with disclosures provided by industry peers.

Beginning in the first quarter of 2019, after reviewing our Reconciliation of GAAP Net Income to Selected Non-GAAP Adjusted Information with the U.S. Securities & Exchange Commission, we no longer adjust for upfront consideration and milestones that are part of collaboration agreements with new or existing partners. This revised methodology is reflected in this press release for the quarter and year ended December 31, 2019 and 2018.

Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used in conjunction with and to supplement Incyte’s operating results as reported under GAAP. Non-GAAP measures may be defined and calculated differently by other companies in our industry.

Financial Highlights

Financial Highlights

(unaudited, in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Total GAAP revenue	$579,389	$528,402	$2,158,759	$1,881,883

Total GAAP operating income	95,008	81,975	402,006	129,223
Total Non-GAAP operating income	145,538	132,192	609,812	325,083
GAAP net income	111,005	69,063	446,906	109,493
Non-GAAP net income	141,936	142,117	615,459	350,603

GAAP basic EPS	$0.51	$0.32	$2.08	$0.52
Non-GAAP basic EPS	$0.66	$0.67	$2.86	$1.65
GAAP diluted EPS	$0.51	$0.32	$2.05	$0.51
Non-GAAP diluted EPS	$0.65	$0.66	$2.83	$1.63

Revenue Details

Revenue Summary

(unaudited, in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2019	2018	Change	2019	2018	Change
Revenues:
Jakafi net product revenue	$466,464	$380,053	23%	$1,684,968	$1,386,964	21%
Iclusig net product revenue	24,314	19,103	27%	89,954	79,936	13%
Jakavi product royalty revenues	65,007	55,333	17%	225,913	194,694	16%
Olumiant product royalty revenues	23,604	13,855	70%	80,424	40,086	101%
Product and royalty revenues	579,389	468,344	24%	2,081,259	1,701,680	22%
Milestone and contract revenues	-	60,000		77,500	180,000
Other revenues	-	58		-	203
Total GAAP revenues	$579,389	$528,402	10%	$2,158,759	$1,881,883	15%

Product and Royalty Revenues Product and royalty revenues for the quarter and year ended December 31, 2019 increased 24% and 22%, respectively, over the prior year comparative periods as a result of increases in Jakafi and Iclusig net product revenues and higher product royalty revenues from Jakavi and Olumiant. Jakafi net product revenues for the quarter and year ended December 31, 2019 increased 23% and 21%, respectively, over the prior year comparative periods, primarily driven by growth in patient demand across all indications.

Operating Expenses

Operating Expense Summary

(unaudited, in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2019	2018	Change	2019	2018	Change
GAAP cost of product revenues	$32,215	$26,366	22%	$114,249	$94,123	21%
Non GAAP cost of product revenues[1]	26,658	20,982	27%	92,015	72,587	27%

GAAP research and development	312,867	304,238	3%	1,154,111	1,197,957	(4)%
Non GAAP research and development[2]	284,389	278,508	2%	1,040,169	1,096,944	(5)%

GAAP selling, general and administrative	136,177	108,358	26%	468,711	434,407	8%
Non GAAP selling, general and administrative[3]	122,804	96,720	27%	416,763	387,269	8%

GAAP change in fair value of acquisition-related contingent consideration	3,122	7,465	(58)%	19,682	26,173	(25)%
Non GAAP change in fair value of acquisition-related contingent consideration[4]	-	-		-	-

1. Non-GAAP cost of product revenues excludes the amortization of licensed intellectual property for Iclusig relating to the acquisition of the European business of ARIAD Pharmaceuticals, Inc. and the cost of stock-based compensation.

2. Non-GAAP research and development expenses exclude the cost of stock-based compensation.

3. Non-GAAP selling, general and administrative expenses exclude the cost of stock-based compensation.

4. Non-GAAP change in fair value of acquisition-related contingent consideration is null.

Research and development expenses  GAAP and Non-GAAP research and development expense for the quarter ended December 31, 2019 increased 3% and 2%, respectively, compared to the same periods in 2018. This increase was primarily due to our existing pipeline programs progressing to later stages of development and was partially offset by our election to end additional co-funding of development of baricitinib with Lilly effective as of January 1, 2019. GAAP and Non-GAAP research and development expense for the year ended December 31, 2019 decreased 4% and 5%, respectively, compared to the same periods in 2018, primarily due to our election to end additional co-funding of the development of baricitinib and a decrease in upfront and milestone expenses related to collaborative agreements.

Selling, general and administrative expenses GAAP and Non-GAAP selling, general and administrative expenses for the quarter ended December 31, 2019 increased 26% and 27%, respectively, and for the year ended December 31, 2019 increased 8% compared to the same period in 2018, primarily due to the growth in commercialization efforts related to Jakafi.

Other Financial Information

Operating income GAAP and Non-GAAP operating income increased for the quarter and year ended December 31, 2019 compared to the same periods in 2018 due to the growth in total revenues exceeding the growth in operating expenses.

Cash, cash equivalents and marketable securities position As of December 31, 2019 and 2018, cash, cash equivalents and marketable securities totaled $2.1 billion and $1.4 billion, respectively.

2020 Financial Guidance

The Company’s 2020 financial guidance as detailed below excludes the financial impact of the recently announced collaboration with MorphoSys, which is pending clearance by antitrust authorities. In addition, the 2020 financial guidance does not include the impact of any potential future strategic transactions.

Jakafi net product revenues	$1,880 - $1,950 million
Iclusig net product revenues	$100 - $105 million

GAAP Cost of product revenues	$130 - $135 million
Non-GAAP Cost of product revenues(1)	$107 - $112 million

GAAP Research and development expenses	$1,210 - $1,280 million
Non-GAAP Research and development expenses(2)	$1,079 - $1,149 million

GAAP Selling, general and administrative expenses	$505 - $535 million
Non-GAAP Selling, general and administrative expenses(2)	$447 - $477 million

GAAP Change in fair value of acquisition-related contingent consideration	$25 million - $27 million
Non-GAAP Change in fair value of acquisition-related contingent consideration(3)	$0 million

(1)	Adjusted to exclude the amortization of licensed intellectual property for Iclusig relating to the acquisition of the European business of ARIAD Pharmaceuticals, Inc. and the estimated cost of stock-based compensation.

(2)	Adjusted to exclude the estimated cost of stock-based compensation.

(3)	Adjusted to exclude the change in fair value of estimated future royalties relating to sales of Iclusig in the licensed territory relating to the acquisition of the European business of ARIAD Pharmaceuticals, Inc.

Future Non-GAAP financial measures may also exclude impairment of goodwill or other assets, changes in the fair value of equity investments in our collaboration partners, non-cash interest expense related to the amortization of the initial discount on our 2020 Senior Notes and the impact on our tax provision of discrete changes in our valuation allowance position on deferred tax assets.

Conference Call and Webcast Information

Incyte will hold a conference call and webcast this morning at 8:00 a.m. EST. To access the conference call, please dial 877-407-3042 for domestic callers or 201-389-0864 for international callers. When prompted, provide the conference identification number, 13698234.

If you are unable to participate, a replay of the conference call will be available for 30 days. The replay dial-in number for the United States is 877-660-6853 and the dial-in number for international callers is 201-612-7415. To access the replay you will need the conference identification number, 13698234.

The conference call will also be webcast live and can be accessed at investor.incyte.com.

About Incyte

Incyte is a Wilmington, Delaware-based, global biopharmaceutical company focused on finding solutions for serious unmet medical needs through the discovery, development and commercialization of proprietary therapeutics. For additional information on Incyte, please visit Incyte.com and follow @Incyte.

About Jakafi® (ruxolitinib)

Jakafi is a first-in-class JAK1/JAK2 inhibitor approved by the U.S. FDA for treatment of steroid-refractory acute GVHD in adult and pediatric patients 12 years and older.

Jakafi is also indicated for treatment of polycythemia vera (PV) in adults who have had an inadequate response to or are intolerant of hydroxyurea as well as adults with intermediate or high-risk myelofibrosis (MF), including primary MF, post-polycythemia vera MF and post-essential thrombocythemia MF.

Jakafi is marketed by Incyte in the United States and by Novartis as Jakavi® (ruxolitinib) outside the United States. Jakafi is a registered trademark of Incyte Corporation. Jakavi is a registered trademark of Novartis AG in countries outside the United States.

About Iclusig® (ponatinib) tablets

Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved TKIs.

In the EU, Iclusig is approved for the treatment of adult patients with chronic phase, accelerated phase or blast phase chronic myeloid leukemia (CML) who are resistant to dasatinib or nilotinib; who are intolerant to dasatinib or nilotinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation, or the treatment of adult patients with Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL) who are resistant to dasatinib; who are intolerant to dasatinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation.

Incyte has an exclusive license from ARIAD Pharmaceuticals, Inc., since acquired by Takeda Pharmaceutical Company Limited, to develop and commercialize Iclusig in the European Union and 22 other countries, including Switzerland, Norway, Turkey, Israel and Russia.

Forward-Looking Statements

Except for the historical information set forth herein, the matters set forth in this release contain predictions, estimates and other forward-looking statements, including without limitation statements regarding: the Company having multiple opportunities for additional growth and diversification; the expected timing for submission of an NDA for ruxolitinib cream for atopic dermatitis; the expected timing of decisions from the FDA on pemigatinib and capmatinib; the expected timing of the receipt of data from the Phase 3 trial evaluating ruxolitinib in GVHD; the expected timing of effectiveness of the MorphoSys collaboration agreement; the expected timing of the receipt and presentation of data from the Phase 3 trials of ruxolitinib cream in vitiligo and atopic dermatitis; expectations of the Company’s collaboration partner for the submission for approval in the U.S. and Japan of baricitinib for atopic dermatitis plans and expectations for the rest of the Company’s development portfolio, including without limitation its LIMBER program; and the Company’s financial guidance for 2020 and the expectations underlying such guidance.

These forward-looking statements are based on the Company’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to: unanticipated delays; delays and other issues in obtaining regulatory approval for the MorphoSys collaboration and the ability to satisfy conditions to effectiveness of the MorphoSys agreement; further research and development and the results of clinical trials possibly being unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials; determinations made by the FDA; the Company's dependence on its relationships with and changes in the plans of its collaboration partners; the efficacy or safety of the Company’s products and the products of the Company’s collaboration partners; the acceptance of the Company’s products and the products of the Company’s collaboration partners in the marketplace; market competition; unexpected variations in the demand for the Company’s products; unexpected price regulation or limitations on reimbursement or coverage for the Company’s products; sales, marketing, manufacturing and distribution requirements, including the Company’s ability to successfully commercialize and build commercial infrastructure for any new products that become approved; greater than expected expenses, including expenses relating to litigation or strategic activities; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended September 30, 2019. The Company disclaims any intent or obligation to update these forward-looking statements.

# # #

Incyte Contacts
Media		Investors

Catalina Loveman	+1 302 498 6171	Michael Booth, DPhil	+1 302 498 5914

	cloveman@incyte.com		mbooth@incyte.com

INCYTE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	GAAP		GAAP
Revenues:
Product revenues, net	$490,778	$399,156	$1,774,922	$1,466,900
Product royalty revenues	88,611	69,188	306,337	234,780
Milestone and contract revenues	-	60,000	77,500	180,000
Other revenues	-	58	-	203
Total revenues	579,389	528,402	2,158,759	1,881,883

Costs and expenses:
Cost of product revenues (including definite-lived intangible amortization)	32,215	26,366	114,249	94,123
Research and development	312,867	304,238	1,154,111	1,197,957
Selling, general and administrative	136,177	108,358	468,711	434,407
Change in fair value of acquisition-related contingent consideration	3,122	7,465	19,682	26,173
Total costs and expenses	484,381	446,427	1,756,753	1,752,660

Income from operations	95,008	81,975	402,006	129,223
Other income (expense), net	15,848	11,279	52,182	31,760
Interest expense	(607)	(355)	(1,855)	(1,543)
Unrealized gain (loss) on long term investments	15,755	(22,182)	34,458	(44,093)
Income before provision for income taxes	126,004	70,717	486,791	115,347
Provision for income taxes	14,999	1,654	39,885	5,854
Net income	$111,005	$69,063	$446,906	$109,493

Net income per share:
Basic	$0.51	$0.32	$2.08	$0.52
Diluted	$0.51	$0.32	$2.05	$0.51

Shares used in computing net income per share:
Basic	215,770	213,013	214,913	212,383
Diluted	218,542	216,042	217,657	215,635

10

INCYTE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31,	December 31,
	2019	2018
ASSETS
Cash, cash equivalents and marketable securities	$2,117,554	$1,438,323
Accounts receivable	308,809	307,598
Property and equipment, net	377,567	319,751
Finance lease right-of use assets, net	29,058	-
Inventory	16,505	10,405
Prepaid expenses and other assets	94,179	99,529
Long term investments	133,657	99,199
Other intangible assets, net	193,828	215,364
Goodwill	155,593	155,593
Total assets	$3,426,750	$2,645,762

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$500,462	$415,360
Finance lease liabilities	32,582	-
Convertible senior notes	18,300	17,434
Acquisition-related contingent consideration	277,000	287,001
Stockholders’ equity	2,598,406	1,925,967
Total liabilities and stockholders’ equity	$3,426,750	$2,645,762

11

INCYTE CORPORATION
RECONCILIATION OF GAAP NET INCOME TO SELECTED NON-GAAP ADJUSTED INFORMATION
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
GAAP Net Income	$111,005	$69,063	$446,906	$109,493
Adjustments[1]:
Non-cash stock compensation from equity awards (R&D)[2]	28,478	25,730	113,942	101,013
Non-cash stock compensation from equity awards (SG&A)[2]	13,373	11,638	51,948	47,138
Non-cash stock compensation from equity awards (COGS)[2]	173	-	698	-
Non-cash interest expense related to convertible notes[3]	221	255	867	1,157
Changes in fair value of equity investments[4]	(15,755)	22,182	(34,458)	44,093
Amortization of acquired product rights[5]	5,384	5,384	21,536	21,536
Change in fair value of contingent consideration[6]	3,122	7,465	19,682	26,173
Tax effect of Non-GAAP adjustments[7]	(4,065)	400	(5,662)	-
Non-GAAP Net Income	$141,936	$142,117	$615,459	$350,603

Non-GAAP net income per share:
Basic	$0.66	$0.67	$2.86	$1.65
Diluted	$0.65	$0.66	$2.83	$1.63

Shares used in computing Non-GAAP net income per share:
Basic	215,770	213,013	214,913	212,383
Diluted	218,542	216,042	217,657	215,635

[1]	Beginning in the first quarter of 2019, after reviewing our Reconciliation of GAAP Net Income to Selected Non-GAAP Adjusted Information with the U.S. Securities & Exchange Commission, we no longer adjust for milestones received from new or existing partners and upfront consideration and milestones paid to new or existing partners, which is reflected above for the three and twelve months ended December 31, 2019 and 2018. Included within the Milestone and contract revenues line item in the Consolidated Statements of Operations (in thousands) for the twelve months ended December 31, 2019 are upfront consideration and milestones of $77,500 earned from our collaborative partners. Also included within the Milestone and contract revenues line item in the Consolidated Statements of Operations (in thousands) for the three and twelve months ended December 31, 2018 are milestones of $60,000 and $180,000, respectively, earned from our collaborative partners. Included within the Research and development expenses line item in the Consolidated Statements of Operations (in thousands) for the three and twelve months ended December 31, 2019 are upfront and milestone expenses of $2,500 and $27,500, respectively, related to our collaborative agreements. Also included within the Research and development expenses line item in the Consolidated Statements of Operations (in thousands) for the three and twelve months ended December 31, 2018 are upfront and milestone expenses of $5,000 and $52,444, respectively, related to our collaborative agreements.
[2]	As included within the Cost of product revenues (including definite-lived intangible amortization) line item; the Research and development expenses line item; and the Selling, general and administrative expenses line item in the Consolidated Statements of Operations.
[3]	As included within the Interest expense line item in the Consolidated Statements of Operations.
[4]	As included within the Unrealized gain (loss) on long term investments line item in the Consolidated Statements of Operations.
[5]	As included within the Cost of product revenues (including definite-lived intangible amortization) line item in the Consolidated Statements of Operations. Acquired product rights of licensed intellectual property for Iclusig is amortized utilizing a straight-line method over the estimated useful life of 12.5 years.

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[6]	As included within the Change in fair value of acquisition-related contingent consideration line item in the Consolidated Statements of Operations.
[7]	As included within the Provision for income taxes line item in the Consolidated Statements of Operations. Income tax effects of Non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges are incurred, while taking into consideration any valuation allowances. Beginning in the fourth quarter of 2019, due to the Company’s higher cash tax rate in 2019, the tax effect of Non-GAAP adjustments now includes the tax impact of GAAP stock compensation expense. This change had no impact on previously reported Selected Non-GAAP Adjusted Information except for a $2,507 reduction to the tax effect of Non-GAAP adjustments and a revised Non-GAAP net income of $176,512 and $473,523, respectively, for the three and nine-months ended September 30, 2019.

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